Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 12th day of September, 2005 (the “Closing Date”) by and among TURBOCHEF TECHNOLOGIES, INC., a Delaware corporation (“Buyer”), GLOBAL APPLIANCE TECHNOLOGIES, INC., a Delaware corporation (“Seller”), and the stockholders of Seller whose names are set forth under the heading “Stockholders” on the signature pages hereto (the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of inventing, researching, designing, developing, licensing, marketing and selling various heat transfer technologies, cooking methods, products and services for use by manufacturers of commercial and residential foodservice equipment (collectively, the “Business”);

WHEREAS, Buyer wishes to purchase from Seller, and Seller is willing to sell to Buyer, the Acquired Assets (as defined below) upon the terms and conditions set forth in this Agreement (the “Acquisition”); and

WHEREAS, the Stockholders own all of the outstanding shares of capital stock of Seller (the “Seller Stock”) and will benefit from the Acquisition;

NOW, THEREFORE, for and in consideration of the Purchase Price and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1          Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified:

“Acquisition Share Amount” means the sum of One Million and 00/100 Dollars ($1,000,000.00).

“Acquisition Shares” means 60,838 shares of common stock, par value $.01 per share, of Buyer (such number of shares of common stock being equal to (a) the Acquisition Share Amount divided by (b) the Share Determination Price (rounded up to the nearest whole number).

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities of that Person, by contract, or otherwise).

“Bolton” means David A. Bolton, a Stockholder and individual resident of the State of Texas.

“Closing Cash Amount” means the sum of Five Million and 00/100 Dollars ($5,000,000.00).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, license agreement, lease, lease option, commitment, purchase order, equipment lease, mortgage, note, bond or other agreement relating to the Business including, without limitation, any agreements for the purchase of goods, agreements with suppliers, security agreements, joint venture, partnership or similar agreements, advertising agreements, franchise agreements and broker or distributorship agreements.

“Duke” means Duke Manufacturing Co., a Missouri corporation.

“Duke Agreements” means: (a) that certain License Agreement, dated September 15, 2004, as amended, between Seller and Duke; (b) that certain Technical Services Agreement, dated September 15, 2004, as amended, between Seller and Duke; and (c) that certain Settlement Agreement and Mutual General Release, effective as of September 15, 2004, between Seller and Duke.

“Encumbrance” means any mortgage, deed of trust, title defect or restriction, lien or objection, pledge, security interest, hypothecation, restriction, covenant, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, encumbrance, claim or charge of any kind or nature whatsoever.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated), that together with Seller would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and each “multiemployer plan” within the meaning of Section 3(37) of ERISA sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

“Governmental Authority” means the government of the United States, any state or political subdivision thereof, or any foreign government, or any entity exercising executive, representative, judicial, regulatory or administrative functions of or pertaining to government.

“Installment Payment Amount” means the sum of Eight Million and 00/100 Dollars ($8,000,000.00), to be paid in annual installments to Seller in accordance with the terms of Section 3.3 hereof.

“Intellectual Property” means all United States and non-United States: (a) patents and patent applications, whether or not patents are issued on such patent applications and whether or not such patents or applications are modified, withdrawn or resubmitted; (b) registered and unregistered trade names, trade dress, trademarks, service marks and service names (and all applications for registration of the same) and all goodwill associated therewith; (c) designs and design rights, whether or not such designs or design rights are the subject of any patents or patent or other applications for registration; (d) copyrights and copyright registrations (and all applications for registration of the same) and works of authorship (whether or not copyrighted or copyrightable); (e) trade secrets, know-how, formulae, patterns, compilations, devices, methods, techniques or processes, and confidential or proprietary information; (f) inventions, processes and designs (whether or not patentable or reduced to practice); (g) any software owned by or licensed to Seller; (h) domain names or uniform resource locators used in connection with any global computer or electronic network, together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, all applications, registrations and renewals in connection therewith, and all source code, object code, data and documentation relating thereto; and (i) all other intellectual property rights and assets.

“Law” means any federal, state, local or other law, statute, ordinance, regulation, rule, order, judgment, consent decree, permit, settlement agreement, judicial or administrative decision or injunction applicable to or binding on Buyer, Seller, the Business, or any of the Acquired Assets.

“Losses” means all liabilities, equitable remedies, losses, costs, fines, damages of any nature, judgments, penalties, diminution of value, or expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation).

“Material Adverse Effect” means: (a) with respect to Seller any state of facts, change, event, development, effect or occurrence (when taken together with all other states of fact, changes, events, effects, developments or occurrences) that is or is reasonably expected to be materially adverse to the condition (financial or otherwise), operations, properties, assets (tangible or intangible, including Intellectual Property), or liabilities (accrued, contingent or otherwise) of Seller, the Business or the Acquired Assets, taken as a whole, including, but not limited to, the ability to use, own, market, sell or commercialize any existing patents, patents resulting from existing patent applications, or other Intellectual Property of Seller; and (b) with respect to a Person, any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay performance of such Person to this Agreement or the transactions contemplated hereby.

“McFadden” means David H. McFadden, a Stockholder and individual resident of the State of Massachusetts.

“Permitted Encumbrances” means: (a) liens for taxes not yet due and payable; (b) statutory liens of landlords; (c) liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent; and (d) the security interests or other encumbrances described on Schedule 1.1(a).

“Person” means any individual, corporation, partnership, limited liability company, association, trust, Governmental Authority or other legal entity or organization.

“Pro Rata Share” means, for a Stockholder, the fraction, expressed as a percentage, the numerator of which is the number of shares of common stock of Seller owned by that Stockholder as of the time of Closing, and the denominator of which is the total number of shares of common stock of Seller outstanding as of the time of Closing, which is set forth on Schedule 4.3(a); provided, that for purposes of determining a Stockholder’s Pro Rata Share, all holders of preferred stock of Seller shall be treated as having converted all such shares into shares of common stock immediately prior to the time of Closing, and the Pro Rata Share of Southern California Gas Company shall be fourteen and one quarter percent (14.25%).

“Purchase Price” means the sum of the Closing Cash Amount, the Acquisition Share Amount, the Restrictive Covenant Amount and the Installment Payment Amount.

“Restrictive Covenant Amount” means the sum of Six Million and 00/100 Dollars ($6,000,000.00), to be paid in installments to McFadden and Bolton pursuant to the terms hereof and of the Restrictive Covenant Agreements to be entered into by Messrs. McFadden and Bolton.

“Seller Benefit Plan” means with respect to Seller each written or verbal plan, fund, program, Contract or scheme, in each case, that is currently or in the past was, sponsored or maintained or required to be sponsored or maintained by Seller or to which Seller makes or has in the past made, or has or has had in the past an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, officers, contingent workers or leased employees of Seller or the dependents of any of them, including each written or verbal deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or Contract; and each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal program, agreement or arrangement.

“Share Determination Price” means Sixteen and 44/100 Dollars ($16.44) (such amount being equal to the average of the per share closing price for Buyer’s common stock as quoted on NASDAQ (or such other exchange or automated quotation system on which Buyer’s common stock may at the time be listed or quoted, as applicable) for the 60-day period prior to the Closing Date).

“Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding or similar taxes imposed on the income, properties or operations of Seller, together with any interest, additions, or penalties with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law, together with any interest in respect of such additions or penalties.

“Tax Return” means all reports and returns with respect to Taxes that are required to be filed with any taxing authority or retained by Seller, including without limitation consolidated federal income tax returns of Seller that are includible therein.

“Transaction Documents” means this Agreement and the other written agreements, documents, instruments, and certificates executed pursuant to or in connection with this Agreement, all as amended, modified, or supplemented from time to time.

1.2          Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

1.3          Captions. Captions to Articles, Sections (and subsections thereof), and Schedules and Exhibits to, this Agreement are included for convenience of reference only, and such captions shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1          Acquired Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby accepts, purchases, acquires and takes assignment and delivery of, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest in, to and under all of the assets of Seller used, or held for use, in the Business, wherever located, and whether or not reflected on the books of Seller, excepting only the Excluded Assets (collectively, the “Acquired Assets”), including, without limitation, all of Seller’s right, title and interest in and to the following:

(a)	all Intellectual Property owned by, or licensed to, or used in the Business of, Seller;

(b)	all furniture, fixtures, equipment, machinery, computers, vehicles and other tangible personal property used or useable in the operation of the Business as listed on Schedule 2.1(b);

(c)
all confidential information (including electronic information), operational data, marketing information, sales records, customer lists, customer files (including customer credit and collection information), historical and financial records and files relating to the Business (including, without limitation, all files, documents and correspondence relating to the Duke Agreements and Seller’s relationship with Duke);

(d)	all rights under the Contracts;

(e)
to the extent legally transferable, all permits, licenses, consents, approvals, certificates, variances or other authorizations required in connection with the operation of the Business under any Law or Contract (the “Permits”);

(f)	all prepaid expenses and deposits;

(g)
all warranties, claims, causes of action, choses in action, covenants and other similar claims and interests, whether known or unknown, matured or unmatured, accrued or contingent, by Seller against third parties relating to the Acquired Assets;

(h)
all goodwill related to, arising from or used in connection with the Business, including all rights to use the name “Global Appliance Technologies” and any derivatives thereof, in connection with the Business;

(i)	all records and documents in any medium, including without limitation research files and computer files;

(j)	any other tangible or intangible personal property of Seller as of the Closing Date that is not an Excluded Asset and that is used in, or arises from, the Business; and

(k)	any other asset or contract listed on Schedule 2.1(k).

2.2          Excluded Assets. The following assets of Seller and/or the Stockholders (collectively, the “Excluded Assets”) are being retained by Seller and/or the Stockholders, and are not being sold or assigned, and will not be deemed to have been sold or assigned, to Buyer hereunder:

(a)
all cash and cash equivalents of Seller possessed at the Closing Date, including without limitation, all bank accounts, deposits, cash, securities, investments of Seller in mutual funds, treasury funds, money market funds, certificates of deposit and other similar investment instruments (whether negotiable or non-negotiable);

(b)	all accounts, trade receivables and notes receivable and other receivables of Seller relating to the Business and arising on or before the Closing Date;

(c)	all ownership and other rights with respect to any Seller Benefit Plan;

(d)	all taxpayer and other identification numbers, and minute books, stock transfer books and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(e)	the rights to Seller’s claims for any federal, state, local or foreign Tax refunds relating to time periods prior to the Closing Date;

(f)	any Permits that are not transferable under applicable Law;

(g)	Seller’s Insurance Policies and rights thereunder;

(h)	Seller’s and the Stockholders’ rights under this Agreement and the agreements to be executed by Seller and the Stockholders’ in connection herewith;

(i)	Seller’s leasehold, ownership or other interest in any real property used or held for use in the Business, and all improvements with respect thereto;

(j)	Seller’s records and documents relating to the negotiation of the Acquisition; and

(k)	such other assets of Seller specifically listed on Schedule 2.2(k) attached hereto.

2.3          Assumed Liabilities. Buyer hereby assumes and agrees to pay, perform, fulfill and discharge, from and after the Closing Date (all of the following collectively being referred to as the “Assumed Liabilities”):

(a)	all liabilities and obligations of Seller under the Acquired Assets which are required to be performed and which accrue subsequent to the Closing Date;

(b)
in accordance with their terms, the obligations of Seller under those Contracts listed on Schedule 2.3(b) hereof, in each case, arising and to be performed only after the Closing, and excluding any obligations thereunder arising or to be performed prior to the Closing; provided, however, that Buyer will not assume any obligation or liability resulting from or arising out of any default, breach, performance or non-performance by Seller under or with respect to any of such Contracts; and

(c)
all obligations of Seller under or otherwise relating to the Duke Agreements, whether arising or to be performed before or after the Closing; provided, however, that Buyer will not assume any obligation or liability resulting from or arising out of any fraud, willful misconduct or gross negligence of Seller or any Stockholder under or with respect to any of the Duke Agreements (other than those liabilities that arise from or relate to Buyer’s acquisition of the Acquired Assets pursuant to the terms of this Agreement).

2.4          No Other Liabilities Assumed. Notwithstanding anything in this Agreement to the contrary, other than as specifically set forth in Section 2.3, neither Buyer nor any of its Affiliates shall assume, and in no event shall be deemed to have assumed, any debt, claim, obligation or other liability of Seller, any Stockholder, or any of their respective Affiliates whatsoever (all such debts, claims, obligations and other liabilities that are not expressly assumed by Buyer or its Affiliates hereunder are collectively referred to herein as the “Retained Liabilities”), and Seller and Stockholders shall remain solely responsible for the payment, performance and discharge of their respective Retained Liabilities. Notwithstanding any other provision of this Agreement, the respective obligations of Seller and Stockholders pursuant to this Section 2.4 shall survive the Closing and the transactions contemplated by this Agreement.

2.5          Waiver of Bulk Sales Compliance. Buyer and Seller hereby waive compliance with the bulk sales laws of any applicable jurisdiction, and Seller hereby agrees to indemnify and hold harmless Buyer from and against any claims arising out of or due to the failure to comply with such bulk sales laws.

ARTICLE III

CLOSING; INSTALLMENT PAYMENTS

3.1          Closing. The closing of the transactions contemplated hereunder (the “Closing”) shall be deemed to have taken place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, on the Closing Date. The parties hereto agree that for purposes of this Agreement, the Closing shall be deemed to have occurred at 9:00 a.m. on the Closing Date. The parties may, in accordance with Section 10.8 hereof, exchange signatures to all Transaction Documents necessary to effectuate the Closing by facsimile, and need not be present in person in order to effectuate the Closing.

3.2          Actions at Closing. (a) Concurrently with the execution hereof, Buyer shall:

(i)
pay or cause to be paid to Seller an amount equal to the Closing Cash Amount; provided, that One Million Seven Hundred Eighteen Thousand Seven Hundred Fifty and 00/100 Dollars ($1,718,750.00) of the Closing Cash Amount will be paid by Buyer directly to Southern California Gas Company in accordance with Section 3.6 hereof;

(ii)	issue, or cause to be issued, to Seller the Acquisition Shares;

(iii)	pay, or cause to be paid, to each of McFadden and Bolton, the initial installment of the Restrictive Covenant Amount, in accordance with the terms of the Restrictive Covenant Agreements; and

(iv)
deliver or cause to be delivered to Seller and the Stockholders all documents, certificates, agreements or instruments required to be delivered to Seller and the Stockholders by Buyer at the Closing pursuant the provisions hereof, duly executed by Buyer.

(b)
Concurrently with the execution hereof, Seller and each Stockholder (severally and not jointly) shall deliver or cause to be delivered to Buyer all documents, certificates, agreements or instruments required to be delivered to Buyer by Seller or such Stockholder at the Closing pursuant the provisions hereof, duly executed by Seller or such Stockholder, as applicable.

3.3          Installment Payments. (a) Subject to forfeiture pursuant to the terms of Section 3.3(c), and subject to offset pursuant to the terms of Schedule 3.3(a), Section 9.2(f), Section 9.6 and Schedule 9.6  hereof, the Installment Payment Amount shall be paid to Seller in three annual installments following the Closing Date (each such installment being referred to herein as an “Installment Payment”), with the first Installment Payment of Two Million Six Hundred Sixty-Seven Thousand Five Hundred and 00/100 Dollars ($2,667,500.00) being due and payable on the first anniversary of the Closing Date; the second Installment Payment of Two Million Six Hundred Sixty-Seven Thousand Five Hundred and 00/100 Dollars ($2,667,500.00) being due and payable on the second anniversary of the Closing Date; and the third and final Installment Payment of Two Million Six Hundred Sixty-Five Thousand and 00/100 Dollars ($2,665,000.00) being due and payable on the third anniversary of the Closing Date. Each such Installment Payment due to Seller under this Section 3.3(a) shall be made thirty-eight percent (38%) in cash and sixty-two percent (62%) in shares of common stock, $.01 par value per share, of Buyer (the per share value of such common stock to be equal to the average of the closing price of such common stock as quoted on NASDAQ (or such other exchange or automated quotation system on which Buyer’s common stock may at the time be listed or quoted, as applicable) for the sixty (60) day period preceding the due date of such Installment Payment). The shares of Buyer’s common stock included in such Installment Payments are referred to herein as the “Installment Shares”.

(b)          Seller and the Stockholders acknowledge that, in addition to the conditions specified in this Section 3.3, Seller and each Stockholder may, as a condition to the receipt of any portion of any Installment Payment to be made in common stock of Buyer, be required by Buyer to re-make to Buyer those representations and warranties set forth in Section 4.26 and Section 5.1 hereof, respectively, as of the date such portion of such Installment Payment becomes due and payable to Seller and the Stockholders.

(c)          Seller and the Stockholders acknowledge that the Services Agreements to be entered into by each of McFadden and Bolton in connection with the Closing (as described in Section 8.2(b) hereof) provide that McFadden and Bolton are required to deliver certain patent applications for utility patents for process, machine, manufacture or composition of matter on technologies within the business of Buyer in one or more of the general technology areas set forth therein (all as described in further detail on Exhibit A to each such Services Agreement). Seller and the Stockholders hereby agree that any then-unpaid Installment Payments shall be irrevocably forfeited by Seller (and the Stockholders) if: (i) any or all of such patent applications are not delivered by either or both of McFadden and Bolton; or (ii) prior to the earlier of the eighteen (18) month anniversary of the Closing Date or the date of completion of delivery of all such patent applications, both of the Services Agreements are terminated by Buyer for material breaches of Section 9 or breach of Section 10 thereof by McFadden and Bolton. Seller (and the Stockholders) shall have no further right to demand or receive any Installment Payment forfeited in accordance with the preceding sentence.

3.4          Method of Cash Payments. The cash payments being made from one party to another under this Agreement are being made by wire transfer of immediately available federal funds in United States dollars to an account previously designated in writing by the party to receive such payment.

3.5         Allocation of Purchase Price. The Purchase Price is being allocated among the Acquired Assets by the parties as set forth on Schedule 3.5. Such allocation is intended to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Seller and Buyer shall file Form 8594 with their respective Tax Returns consistently with such allocation. The parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any Federal, state or local Tax, including, without limitation, the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 3.5. The parties shall not take any action or position inconsistent with the obligations set forth in this Agreement.

3.6          Repurchase of Series A Preferred Stock. The parties acknowledge that, concurrently with the Closing, Southern California Gas Company shall sell, convey and transfer to Seller, and Seller shall purchase and acquire from Southern California Gas Company, all of Southern California Gas Company’s right, title and interest in 2,717,391 shares of Series A Preferred Stock of Seller (the “Series A Preferred Stock”), in exchange for a cash payment equal to One Million Seven Hundred Eighteen Thousand Seven Hundred Fifty and 00/100 Dollars ($1,718,750). Seller hereby irrevocably instructs Buyer to pay directly to Southern California Gas Company in cash at the Closing $1,718,750 of Seller’s Closing Cash Amount pursuant to Section 3.2(a)(i), in the manner described in Section 3.4.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer:

4.1          Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own and/or lease all of its properties and assets, and to carry on the Business as now being conducted. Seller is duly qualified to do business and is in good standing in the jurisdictions described on Schedule 4.1, which constitute all of the jurisdictions in which the ownership of its property or the conduct of the Business requires such qualification. True, correct and complete copies of the certificate of incorporation and all governing or constitutive documents or agreements of Seller, as currently in effect (the “Seller Organizational Documents”), have been delivered to Buyer.

4.2          Power, Authority and Authorization. (a) Seller has the full power, legal capacity, and authority to execute and deliver each of the Transaction Documents to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereunder. The Transaction Documents to which it is a party constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar Laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(b)          On or prior to the date hereof, all requisite action was taken by Seller to authorize and approve the execution of and entry into this Agreement, the execution and delivery by Seller of the other Transaction Documents to which it is a party, and the performance by Seller of its duties and obligations hereunder and thereunder, and of all other acts necessary or appropriate for the consummation of the Acquisition and the other transactions contemplated by this Agreement or the other Transaction Documents.

4.3          Capitalization; Subsidiaries. (a) Schedule 4.3(a) sets forth (i) the record and beneficial ownership of all of the issued and outstanding shares of Seller Stock, (ii) a list of all options, warrants or other rights to purchase Seller Stock, and (iii) a list of all securities convertible into or exchangeable for Seller Stock.

(b)          Seller does not own any shares, equity or debt securities or other proprietary or ownership interest, directly or indirectly, in any other Person, nor does Seller have any Contract to acquire any such shares, securities or proprietary or ownership interest.

(c)          Except as set forth on Schedule 4.3(a), there are no outstanding:

(i)
options, warrants, rights of first refusal or other rights to purchase from Seller any shares or other securities or interests of or in Seller (including any Shares currently held as treasury shares by Seller); or

(ii)	securities convertible into or exchangeable for shares or other securities or interests of or in Seller (including any Shares currently held as treasury shares by Seller).

4.4          Inconsistent Obligations. Subject to receipt of the consents and approvals described in Section 4.5, the execution and delivery by Seller of the Agreement, the execution and delivery by Seller of the other Transaction Documents to which it is a party, the consummation by Seller of the transactions contemplated by the Transaction Documents to which it is a party, and the performance by Seller of the covenants and agreements set forth in the Transaction Documents to which it is a party do not, and will not, with or without the giving of notice or the lapse of time, or both: (a) require the consent, waiver, approval, license or other authorization of any Person; (b) violate or conflict with any applicable Law, which violation or conflict could reasonably be expected to have a Material Adverse Effect; (c) breach or constitute a default under any Contract to which Seller is a party or by which Seller or any of the Acquired Assets are bound, which breach or default could reasonably be expected to have a Material Adverse Effect; (d) result in the creation or imposition of, or afford any Person the right to obtain, any Encumbrance upon any of the Acquired Assets; or (e) contravene, conflict with or result in a violation of the Seller Organizational Documents or any resolution adopted by Seller.

4.5          Required Consents. Schedule 4.5 lists: (a) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required pursuant to any applicable Law to be obtained by Seller in connection with the execution and delivery of any Transaction Document or the consummation of the transactions contemplated by the Transaction Documents; and (b) each Contract with respect to which a consent of or waiver by any other party thereto must be obtained by virtue of the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents to avoid the invalidity of such Contract, the termination thereof (or the giving rise to any right to terminate by another party), a breach or default thereunder (whether with notice, passage of time or both), or any other change or modification to the terms thereof.

4.6          Financial Statements. Seller has previously delivered to Buyer true and correct copies of (a) the balance sheets, and statements of earnings, stockholders’ equity and cash flows of Seller as at and for the fiscal years ended November 30, 2004 and 2003, and (b) the interim balance sheet, and statements of earnings, stockholders’ equity and cash flows of Seller for the five (5) months ended April 30, 2005 (collectively, the “Financial Statements”). Except as provided on Schedule 4.6, the Financial Statements present fairly the financial position and the results of operations and cash flows of Seller as of the dates, or for the periods, presented therein and have been prepared on a consistent basis during the periods involved, except as otherwise noted therein.

4.7          Books and Records. Except as set forth on Schedule 4.7: (a) the books of account and other financial records of Seller have been maintained in accordance with commercially reasonable business practices, consistently applied, and fairly and accurately provide the basis for the financial position and results of operation set forth in the Financial Statements; (b) the minute books and stock transfer records of Seller contain accurate and complete records in all material respects of all meetings held of, and action taken by, Seller, its stockholders, the directors, committees of the directors or other governing bodies of Seller, respectively; and (c) all of the books of account, financial records, minute books and stock transfer records of Seller are in possession of Seller, and true, correct and complete copies of such materials have been provided to or made available to Buyer and its representatives.

4.8          No Undisclosed Liabilities. Except as set forth on Schedule 4.8, as of the date hereof, Seller does not have any liability or financial obligation, whether accrued, absolute, contingent or otherwise, that was not fully reflected or reserved against in the Financial Statements or disclosed in the accompanying notes thereto, except for liabilities incurred in the ordinary course of business since April 30, 2005, and liabilities incurred in connection with this Agreement and the transactions contemplated hereunder.

4.9          Taxes. Except as set forth on Schedule 4.9, all material Taxes of Seller have been timely paid in full if due, and if not due will be timely paid when due. Seller has duly and timely filed all Tax Returns required to be filed by it and has paid all Taxes disclosed on such returns when due. Each such Tax Return is true and complete in all material respects, and Seller does not have and will not have any additional material liability with respect to such Tax Returns that would create or impose an Encumbrance on any Acquired Asset. Except as set forth on Schedule 4.9, all Taxes that Seller is required by Law to withhold or collect, including sales and use taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. No material Tax Return of Seller is under audit or examination, and to the knowledge of Seller, no written notice of such an audit or examination has been received by Seller.

4.10        No Adverse Change. Except as set forth on Schedule 4.10, since November 30, 2004, except as set forth in the Financial Statements, the Business of Seller has been conducted in the ordinary and usual course, consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have any Material Adverse Effect.

4.11        Compliance with Laws. Except as set forth on Schedule 4.11: (a) to Seller’s knowledge, Seller is in compliance with all applicable Laws material to it; (b) Seller has obtained and maintained all Permits necessary for the conduct of its Business, except for those Permits with respect to which the failure of Seller to obtain or maintain could not reasonably be expected to have a Material Adverse Effect; and (c) Seller has not received written notification by any Governmental Authority (other than notifications which have lapsed, been withdrawn or abandoned) (i) asserting a violation or possible violation of any Law, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations of the Business. Seller is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and has not received any written communication requesting that it enter into any of the foregoing.

4.12        Litigation. (a) Except as set forth in Schedule 4.12:

(i)	there are no suits, actions, claims, arbitration proceedings or investigations pending or, to the knowledge of Seller, threatened against,

relating to or involving Seller, the Business or the Acquired Assets, or against any officer, director, stockholder or employee of Seller in their capacity as such;

(ii)
there are no actions, suits, claims, arbitration proceedings or investigations instituted, pending or, to the knowledge of Seller, threatened against any present or former director or officer of Seller that would reasonably be expected to give rise to a claim against Seller for indemnification, and to the knowledge of Seller, no fact or condition exists that would be reasonably likely to give rise to any such action, suit, claim, arbitration proceeding or investigation;

(iii)
there are no actual or, to the knowledge of Seller, threatened actions, suits, claims, arbitration proceedings or investigations which present a claim to restrain or prohibit the transactions contemplated herein.

(b)          To the knowledge of Seller, no fact or condition relating to Seller exists that would give rise to or constitute the basis for any action, suit, claim, arbitration proceeding or investigation described above or that would prevent or significantly hinder Seller from obtaining all of the material federal and state regulatory approvals contemplated herein. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to Seller before any Governmental Authority. Seller is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

4.13        Permits. Seller holds the Permits described on Schedule 4.13 (each of which is in full force and effect except where such non-compliance could not reasonably be expected to have a Material Adverse Effect), and no other Permits are currently necessary for the lawful operation of the Business by Seller or its ownership of the Acquired Assets. Seller has not received notice of termination, revocation or modification of any Permit, and is not delinquent in the payment of any Taxes or fees with respect to its Permits. Seller has provided true, correct and complete copies of each Permit to Buyer.

4.14        Title to and Condition of Assets. Seller is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good and marketable title to, or a valid license interest in, all of the Acquired Assets (real, personal and fixed, tangible and intangible), free and clear of any and all Encumbrances, other than Permitted Encumbrances and those Encumbrances that will be satisfied at Closing. Such items of personal property are operational and in reasonable repair and are adequate for the uses to which they are put, and no properties or assets necessary for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted are in need of replacement or material maintenance or repair, except for routine replacement, maintenance and repair, and no such routine replacement, maintenance and repair has been deferred within the past twelve (12) months.

4.15        Secured Liabilities. Seller has no Contracts relating to any direct or indirect indebtedness for borrowed money of Seller (including debentures, notes, indentures, guarantees, capitalized leases or other instruments), or any Contract pursuant to which Seller’s obligations thereunder are secured in whole or in part by any of the Acquired Assets.

4.16        Material Contracts. (a) Schedule 4.16(a) hereto sets forth a complete list of the following Contracts relating to the Business and to which Seller is a party, other than the Transaction Documents (collectively, the “Material Contracts”), true, correct and complete copies of which have been provided or made available to Buyer:

(i)	Contracts providing for annual payments in excess of Five Thousand and 00/100 Dollars ($5,000.00) or aggregate payments in excess of Five Thousand and 00/100 Dollars ($5,000.00);

(ii)	leases or subleases of real property;

(iii)
partnership, joint venture or similar Contracts, or any rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such person;

(iv)	executory Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(v)	licenses, franchises or similar Contracts material to Seller, and any agreement relating to any trade name or Intellectual Property of Seller, including licenses thereof;

(vi)
exclusive dealing arrangements or other Contracts or arrangements containing covenants that limit the ability of Seller to compete in its Business or any other line of business or with any person or that involve any restriction of geographical area in which, or method by which, Seller may carry on its business (other than as may be required by law or any applicable Governmental Authority);

(vii)	Contracts between any Affiliate of Seller, on the one hand, and Seller, on the other hand;

(viii)	Contracts, which will survive the Closing, with any director, officer or employee of Seller, other than those agreements being executed and delivered in connection with this Agreement;

(ix)	collective bargaining agreements;

(x)
Contracts which will survive the Closing for the employment or other engagement of any individual on a full time, part time, consulting or other basis, other than those agreements being executed and delivered in connection with this Agreement;

(xi)	Contracts under which Seller has advanced or loaned any amount to any of the directors, officers, employees or independent contractors of Seller; and

(xii)	any other Contract that is material to Seller.

(b)          Except as set forth on Schedule 4.16(b) hereto, and in the case of subparagraphs (ii), (iii) and (iv), in the Financial Statements:

(i)
each of the Contracts set forth on Schedule 4.16(a) is valid, binding and enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies, and subject to the rights of other parties thereto to terminate, will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following consummation of the transactions contemplated hereby;

(ii)
Seller is not in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration by any other party under any Contract set forth on Schedule 4.16(a), and to the knowledge of Seller no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration by Seller under any Contract set forth on Schedule 4.16(a);

(iii)	Seller has not and, to the knowledge of Seller no other party has, repudiated any provision of any Contract set forth on Schedule 4.16(a); and

(iv)	Seller has not received any notice that the other party to any Contract listed on Schedule 4.16(a) intends to exercise any termination rights with respect to any such Contract.

(c)          Without limiting the generality of the foregoing, Seller has provided to Buyer true, correct and complete copies of the Duke Agreements (including all amendments thereto) along with copies of all material non-confidential correspondence and other non-confidential materials related thereto. Other than the Duke Agreements and such other correspondence and materials, there are no other material agreements, understandings or obligations between Seller and Duke, whether orally or in writing.

4.17          Intellectual Property. (a) Schedule 4.17(a) sets forth a complete list of all Intellectual Property which is owned, used or held for use by Seller, all registered portions of which are valid and enforceable and in full force and effect as of the Closing Date, and all portions that are in process of registration are validly pending with an appropriate Governmental Authority. Seller owns, or has the valid and exclusive right to use and to transfer, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and licenses granted by Seller which are listed on Schedule 4.17(c), all Intellectual Property used or held for use in the Business. With respect to any federal, state or foreign registrations of the Intellectual Property, Schedule 4.17(a) also sets forth, as to each such item of the Intellectual Property, the (i) relevant application or registration number, (ii) relevant filing, registration, issue or application date, (iii) record owner, (iv) country, (v) title or description and (vi) current status and remaining life thereof. Prior to the date hereof, Seller has delivered to Buyer true, complete and correct copies of all trademark registrations, trademark applications, patents, patent applications, copyright registrations and copyright applications evidencing or relating to Seller’s Intellectual Property.

(b)          Except as set forth on Schedule 4.17(b), there has not been, and is neither pending nor, to the knowledge of Seller, threatened, any suit, action, claim, allegation, arbitration, grievance, litigation, administrative or legal or other proceeding, or investigation, against Seller, its licensors or any Stockholder, director, officer or employee of Seller, contesting the validity of, or Seller’s right to use, any of the Intellectual Property. Except as set forth on Schedule 4.17(b), Seller is not aware of any material information that would, or that another Person has asserted that would, cause any of the Intellectual Property identified on Schedule 4.17(a) to be invalid or unenforceable. The consummation of the transactions contemplated hereby, in and of itself, will not result in any loss or impairment of or to any Intellectual Property of Seller.

(c)          Seller is not party to, whether as licensor or licensee, and is not bound by or subject to, any license agreement for any Intellectual Property or process, except as described on Schedule 4.17(c). With respect to all licenses identified on Schedule 4.17(c) under which Seller is the licensor, no claim, request or demand for indemnity for infringement has been made by any licensee. Except as set forth on Schedule 4.17(c), Seller is not aware of any breach or anticipated breach of any license identified on Schedule 4.17(c), nor has it received notice of termination of any such license. Seller has provided or made available to Buyer true, correct and complete copies of each license agreement listed on Schedule 4.17(c).

(d)          All maintenance fees, annuities, affidavits and renewals due from Seller or required to be paid by Seller through the Closing Date to avoid loss of any rights in or with respect to the Intellectual Property identified on Schedule 4.17(a) have been or will have been paid or filed on or prior to the Closing Date.

(e)          Each of Seller’s directors, officers, employees, consultants, agents and independent contractors, and any other Persons who were at any time otherwise engaged or utilized by or on behalf Seller in any way connection with the invention, development, registration of any Intellectual property owned, used, or held for use by Seller, have previously assigned to Seller, or are contractually obligated to disclose and assign to Seller, all rights in and to the Intellectual Property which is owned, used or held for use by Seller, or is otherwise used or held for use in Seller’s Business. Schedule 4.17(e) sets forth a list of each Contract of Seller pursuant to which any of Seller’s directors, officers, employees, consultants, agents and independent contractors are contractually obligated to disclose and assign to Seller all rights with respect to their work for Seller, and/or to cooperate with Seller in obtaining and perfecting ownership of patents, copyrights and other statutory or related rights with respect to such work (any such contract being referred to herein as a “Work-for-Hire Agreement”). Seller has provided or made available true, correct and complete copies of any such agreement to Buyer. Schedule 4.17(e) also sets forth a list of each of Seller’s directors, officers, employees, consultants and independent contractors who provided material assistance to Seller in connection with, or who otherwise may have a claim to ownership of, any of Seller’s patents, copyrights or other related rights, and who are not party to a Work-for-Hire Agreement with Seller.

(f)          Seller has diligently searched for prior art relevant to the patentability of any patents or patent applications included in the Intellectual Property owned, used or held for use by Seller in the Business, and Seller has located no prior art that (i) would adversely impact the scope of any claim of such patents or (ii) Seller believes would adversely impact the scope of any claim of such patent applications in the form pending as of the Closing Date. Except as set forth on Schedule 4.17(f), the conduct of Seller’s Business as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(g)          Except as set forth on Schedule 4.17(g): (i) to the knowledge of Seller, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or licensed to or by Seller; (ii) no such claims have been made against a third party by Seller or, to the knowledge of Seller, the licensor of any Intellectual Property licensed to Seller, and (iii) no such claims have been made against Seller by any licensee with respect to any Intellectual Property licensed by Seller as licensor.

4.18        Real Property. Except as set forth on Schedule 4.18, Seller does not currently own, lease or use, and has not in the past owned, leased or used, any real property, and no real property is necessary for the conduct of the Business as currently conducted.

4.19        Employees, Contractors and Consultants. Seller has had two employees since the date of its organization, which employees are Bolton and McFadden. Such employees are employees at-will, terminable on one-month’s notice or less without penalty, and except as set forth on Schedule 4.19, such employees are not and have not been parties to our bound by any employment agreement or other arrangement for services with Seller, or any agreements or arrangements with respect to severance, change of control or similar payments with Seller. Except as set forth on Schedule 4.19, Seller does not currently engage any independent contractors, consultants, or other service providers with respect to the conduct of the Business. There are no unpaid amounts, bonuses or commissions owed to any employees or independent contractors (other than those not yet due and which have been accrued in the financial books and records of Seller).

4.20        Employment Practices; Labor Relations.  (a) Seller is in compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such Laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and there are no internal complaints by or on behalf of employees in this regard.

(b)          Seller is not currently, and has not in the past been, a party to an arrangement for services from a professional employer organization.

(c)          Seller is not the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment.

4.21        No Seller Benefit Plans. Since its inception, Seller has never maintained, and does not currently maintain, any Seller Benefit Plan or ERISA Affiliate Plan.

4.22        Insurance. Schedule 4.22 sets forth a complete and correct list of all insurance policies of any kind currently in force with respect to Seller (the “Insurance Policies”), including all “occurrence based” liability policies regardless of the periods to which they relate and Seller has delivered true and correct copies of such Insurance Policies to Buyer. Schedule 4.22 also sets forth for each Insurance Policy, the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. Except as set forth on Schedule 4.22, none of the insurers under any of the Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. Seller has no liability for retroactive premium adjustments under any Insurance Policies.

4.23        Transactions with Related Parties. Schedule 4.23 sets forth all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which Seller is a party with any director, officer or Stockholder, or any Affiliate of any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Seller than could be obtained from unrelated parties.

4.24        Certain Business Practices. Neither Seller nor any director, officer, agent or employee of Seller has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

4.25        Brokers. Other than as set forth on Schedule 4.25, Seller has not incurred any obligation or liability, contingent or otherwise, to any Person for brokerage or finders’ fees or agents’ commission or other similar payment in connection with the Acquisition.

4.26        Investment Representations.

(a)          Seller hereby acknowledges and agrees that the Acquisition Shares will be issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and that the Acquisition Shares will also be issued in reliance upon the exemptions from registration contained in applicable state securities laws, and that the transfer of Acquisition Shares may be restricted or limited as a condition to the availability of such exemptions.

(b)          The Acquisition Shares are being purchased for investment for the account of Seller and without the intent of participating directly or indirectly in a distribution of such shares, and the Acquisition Shares will not be transferred except in a transaction that is in compliance with any and all applicable securities laws.

(c)          Seller has been supplied with, or has had access to, all information, including financial statements and other financial information, of Buyer, to which a reasonable investor would attach significance in making investment decisions, and have had the opportunity to ask questions of, and receive answers from, knowledgeable individuals concerning Buyer and the Acquisition Shares.

(d)          Seller understands that no offering statement, prospectus or offering circular containing information with respect to Buyer or the Acquisition Shares has been or is to be prepared, and Seller has made its own inquiries and analyses with respect to Buyer and the Acquisition Shares.

(e)          Seller is an “accredited investor” as such term is defined under the Securities Act, or, alternatively, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in Buyer and the Acquisition Shares.

(f)          Seller is financially able to bear the economic risk of an investment in the Acquisition Shares, can afford to hold the Acquisition Shares for an indefinite period and can afford a complete loss of its investment in the Acquisition Shares.

4.27        Full Disclosure. No statement, certificate, instrument, or other writing furnished or to be furnished by Seller to Buyer pursuant to this Agreement (including without limitation the Schedules attached hereto) or the Transaction Documents, nor any representation, covenant, or agreement made by Seller in this Agreement, contains or will contain any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.28        No Limitation. No investigation or due diligence conducted by, or knowledge obtained by, Buyer shall limit, modify or negate any of the foregoing representations and warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, for itself, himself or herself only, hereby makes the following representations and warranties to Buyer (except that Southern California Gas Company makes to Buyer only those representations and warranties set forth in Sections 5.2 through 5.5):

5.1          Investment Representations.

(a)          Stockholder hereby acknowledges and agrees that the Acquisition Shares will be issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act, and that the Acquisition Shares will also be issued in reliance upon the exemptions from registration contained in applicable state securities laws, and that the transfer of Acquisition Shares may be restricted or limited as a condition to the availability of such exemptions.

(b)          The Acquisition Shares are being purchased for investment for the account of Stockholder and without the intent of participating directly or indirectly in a distribution of such shares, and the Acquisition Shares will not be transferred except in a transaction that is in compliance with any and all applicable securities laws.

(c)          Stockholder has been supplied with, or has had access to, all information, including financial statements and other financial information, of Buyer, to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions of, and receive answers from, knowledgeable individuals concerning Buyer and the Acquisition Shares.

(d)           Stockholder understands that no offering statement, prospectus or offering circular containing information with respect to Buyer or the Acquisition Shares has been or is to be prepared, and Stockholder has made its or his own inquiries and analyses with respect to Buyer and the Acquisition Shares.

(e)          Except as set forth on Schedule 5.1(e), Stockholder is an “accredited investor” as such term is defined under the Securities Act, or, alternatively, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in Buyer and the Acquisition Shares.

(f)          Stockholder is financially able to bear the economic risk of an investment in the Acquisition Shares, can afford to hold the Acquisition Shares for an indefinite period and can afford a complete loss of its or his investment in the Acquisition Shares.

5.2          Power, Authority and Authorization. (a) Stockholder has the full power, legal capacity, and authority to execute and deliver each of the Transaction Documents to which Stockholder is a party, to perform its or his obligations thereunder, and to consummate the transactions contemplated thereunder. The Transaction Documents to which Stockholder is a party constitute the legal, valid, and binding obligations of Stockholder, enforceable against it or him in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(b)          On or prior to the date hereof, all requisite action was taken by Stockholder to authorize and approve the execution of and entry into this Agreement, the execution and delivery by Stockholder of the other Transaction Documents to which Stockholder is a party, and the performance by

Stockholder of its or his respective duties and obligations hereunder and thereunder, and of all other acts necessary or appropriate for the consummation of the Acquisition and the other transactions contemplated by this Agreement or the other Transaction Documents.

5.3          Capitalization. Except as set forth on Schedule 5.3, there are no outstanding options, warrants, rights of first refusal or other rights to purchase from Stockholder any shares or other securities or interests of or in Seller.

5.4          Inconsistent Obligations. The execution and delivery by Stockholder of the Agreement, the execution and delivery by Stockholder of the other Transaction Documents to which Stockholder is a party, the consummation by Stockholder of the transactions contemplated by the Transaction Documents to which Stockholder is a party, and the performance by Stockholder of the covenants and agreements set forth in the Transaction Documents to which Stockholder is a party do not, and will not, with or without the giving of notice or the lapse of time, or both: (a) require the consent, waiver, approval, license or other authorization of any Person (including any spousal consent); (b) violate or conflict with any applicable Law, which violation or conflict could reasonably be expected to have a Material Adverse Effect; (c) breach or constitute a default under any Contract to which Stockholder is a party, which breach or default could reasonably be expected to have a Material Adverse Effect; or (d) result in the creation or imposition of, or afford any Person the right to obtain, any Encumbrance upon any of the Acquired Assets.

5.5          Full Disclosure. No statement, certificate, instrument, or other writing furnished or to be furnished expressly by Stockholder (and not by Seller or any other Stockholder) to Buyer pursuant to this Agreement (including without limitation the Schedules attached hereto) or any of the Transaction Documents to which such Stockholder is a party, nor any representation made by Stockholder in Article V of this Agreement, contains or will contain any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller and the Stockholders:

6.1          Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own and/or lease all of its properties and assets, and to carry on its business as now being conducted.

6.2          Power, Authority and Authorization. (a) Buyer has the full power, legal capacity, and authority to execute and deliver each of the Transaction Documents to which it is a party, to perform its respective obligations thereunder, and to consummate the transactions contemplated thereunder. The Transaction Documents constitute the legal, valid, and binding obligations of Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(b)          On or prior to the date hereof, all requisite corporate action was taken by Buyer authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Buyer of the other Transaction Documents and the performance by Buyer of its duties and obligations hereunder and thereunder, and of all other acts necessary or appropriate for the consummation of the

Acquisition and the other transactions contemplated by this Agreement or the other Transaction Documents.

6.3          Brokers. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commission or other similar payment in connection with the Acquisition.

6.4          Issuance of Shares. When issued in accordance with the terms of this Agreement, the Acquisition Shares and any shares of common stock of Buyer issued under Section 3.3(a) hereof, will be validly issued, fully paid and nonassessable, and will be free of any Encumbrances, other than any Encumbrances provided for under any of the Transaction Documents and any Encumbrances arising as a result of actions taken by the recipient of such shares in its or his capacity independent of Buyer; provided, however, that the all such shares will be subject to applicable restrictions on transfer under state and federal securities laws.

ARTICLE VII

COVENANTS

7.1          Consents; Failure to Obtain Consents. Without prejudice to Section 7.4, after the Closing, Seller and the Stockholders (other than Southern California Gas Company) will use their reasonable efforts to obtain or cause to be obtained any consents required in connection with the transactions contemplated by any of the Transaction Documents that are reasonably requested by Buyer and that were not and without limitation to Sections 2.3 and Section 2.4 hereof, obtained prior to or at the Closing. Notwithstanding anything to the contrary set forth herein, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any instrument, Contract, lease, Permit or other agreement or arrangement of or relating to the Business or any claim, right or benefit arising thereunder or resulting therefrom, if such assignment or transfer is without the consent of a third party and would constitute a breach or violation thereof or adversely affect the rights of Buyer, the Acquired Assets or the Business. If any consent with respect to any Contract or Permit is required in connection with the transactions contemplated by any of the Transaction Documents and has not been obtained as of the Closing, then Seller and the Stockholders (other than Southern California Gas Company) shall continue to use their reasonable efforts to obtain or cause to be obtained such consents and until all of such consents are obtained, shall cooperate in any arrangement reasonably satisfactory to Buyer designed to fulfill Seller’s obligations thereunder and to afford Buyer the continued full benefits thereof.

7.2          Publicity. Except as otherwise required by Law, none of Buyer, Seller or any Stockholder shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of all parties hereto to the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld; provided, however, that: (a) Buyer may make any press release or public statement that it believes is required by federal securities Laws or the applicable rules of NASDAQ (or any other exchange or automated quotation system on which Buyer’s common stock may at the time be listed or quoted, as applicable); and (b) Southern California Gas Company may make any public statement that it believes is required pursuant to applicable Law, including the laws, rules, regulations, policies and procedures of the California Public Utilities Commission or other Governmental Authorities.

7.3          Transfer Taxes. All national, federal, state, provincial or local transfer taxes in any country, including excise, sales, use, value added, real property transfer, stamp, documentary, filing, recordation, notarial and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties shall be paid by Buyer.

7.4          Expenses. Except as otherwise set forth in this Agreement, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, the fees and expenses of their own agents, representatives, financial consultants, accountants and counsel.

7.5          Further Assurances. From and after the Closing Date, Buyer, Seller and the Stockholders agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreement or documents as may be reasonably necessary to consummate the Acquisition and the other transactions provided for in the Transaction Documents and to do all further things reasonably necessary to carry out the purpose and intent of the Transaction Documents.

7.6          Assignment of Previously Unassigned Rights. Each Stockholder hereby assigns, transfers and conveys to Buyer all of such Stockholder’s rights in and to any and all Intellectual Property which is owned by Seller, or which is used or held for use by Seller in the Business, and which had not otherwise been disclosed and assigned to Seller prior to the date of this Agreement.

7.7          Confidentiality and Non-Disclosure. (a) Each Stockholder (other than McFadden and Bolton) hereby agrees that, except as and to the extent required by Law, including without limitation the laws, rules, regulations, policies and procedures of the California Public Utilities Commission or other Governmental Authorities, such Stockholder shall not, directly or indirectly, alone or in conjunction with any other Person: (a) disclose, publish, disseminate or otherwise communicate, in oral, written, electronic or other format, any Confidential Information to any Person unaffiliated with Seller or Buyer; or (b) use, copy or reproduce any Confidential Information, except for the sole benefit of Buyer. The foregoing restrictions shall terminate with respect to any Confidential Information that does not constitute a Trade Secret upon the conclusion of the Restricted Period. Each Stockholder (other than McFadden and Bolton) agrees that if it, he or she is required (by Law or court or judicial order) to disclose any Confidential Information, such Stockholder will give Buyer prompt notice of such requirement so that Buyer may seek an appropriate protective order. If a protective order or similar order is not obtained by the date that such Stockholder must comply with the request, such Stockholder will disclose what it, he or she believes in its, his or her reasonable judgment to be the minimal amount of Confidential Information necessary to comply with the request. Each Stockholder (other than McFadden and Bolton) shall, promptly after receipt of a written request of Buyer, return to Buyer, at Buyer’s expense, or destroy all documents or other materials or things in his or its possession that contain or embody the Confidential Information or any portion of the Confidential Information, except that Southern California Gas Company can maintain one (1) copy of the Confidential Information in its confidential files in its legal department.

(b)          “Confidential Information” shall mean all Non-Public (as defined below) information or data of or about Seller, its business, clients and customers, including, but not limited to, information or data about its products, manufacturing processes, intellectual property, know-how, Trade Secrets (as defined below), designs, formulas, developmental or experimental work, computer programs (whether in object or source code), databases, other original works of authorship, customer lists, marketing methods, business plans, and financial information; provided, however, that with respect to any Stockholder, Confidential Information shall not include information (i) that is or becomes generally available to the public other than as a result of a disclosure by such Stockholder that was not previously authorized by Buyer, or (ii) that becomes available to such Stockholder on a non-confidential basis from a third-party source unaffiliated with Buyer or Seller, provided that such source is not actually known by such Stockholder to be bound by a confidentiality agreement with or other obligation of secrecy to Buyer or Seller; and provided, further, that with respect to Southern California Gas Company, Confidential Information also shall not include information that is independently developed by or for Southern

California Gas Company without use of or knowledge of any of the Confidential Information, as demonstrated from the written records of Southern California Gas Company. For purposes of the foregoing definition, “Non-Public” information is information that is not legally available to or legally accessible by the public.

(c)          “Restricted Period” means the period from and after the Closing Date until the second anniversary of the Closing Date

(d)          “Trade Secrets” means information that constitutes a trade secret under applicable law.

7.8          Limitation on Competition. (a) As an inducement for Buyer to enter into this Agreement and consummate the Acquisition, and in connection with the significant value and benefit that he will receive in conjunction with the Acquisition as a result of being a stockholder of Seller, each Stockholder (other than McFadden, Bolton and Southern California Gas Company) agrees that, during the Restricted Period, it, he or she shall not, anywhere in the Restricted Territory, directly or indirectly, alone or in conjunction with any other person or entity, without the express prior written consent of Buyer, seek, accept, or take active steps to prepare for a Competitive Position (it being understood that any continuing education or attending any industry conference or trade show shall not be deemed to be taking “active steps” to prepare for a Competitive Position).

(b)          “Competitive Position” means, with respect to any Stockholder subject to the foregoing Section 7.8(a): (i) such Stockholder’s direct or indirect equity ownership or control of any Competitor, or (ii) an employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor relationship between such Stockholder and a Competitor, where such Stockholder is to provide employment, consulting, contractual, advisory or other services similar in nature to some or all of the services that such Stockholder provided to Seller. Notwithstanding the foregoing: (x) such Stockholder’s direct or indirect ownership, solely as a passive investment, of equity securities of any entity that is required to file periodic reports with the U.S. Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which corporation are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market shall not constitute a “Competitive Position” if such Stockholder is not a controlling person of, or a member of a group that controls, the entity and such Stockholder does not, directly or indirectly, own one percent (1%) or more of any class of securities of the entity; and (y) a relationship between such Stockholder and a subsidiary, division or Affiliate of a Competitor with annual revenues in excess of $1 billion, which subsidiary, division or Affiliate is not engaged, in whole or in part, in the Business, shall not constitute a “Competitive Position” if such relationship does not involve the provision of employment, consulting, contractual, advisory or other services within the Business.

(c)          “Competitor” means any Person that is engaged, wholly or in material part, in the Business, or that develops, manufactures, sells, resells or distributes commercial or residential foodservice equipment.

(d)          “Restricted Territory” means the United States of America.

7.9           Registration of Installment Shares.

(a)          Buyer agrees that, within two (2) business days following the date of each Installment Payment, it shall file a registration statement registering under the Securities Act, for public sale in the manner(s) specified by Seller or the Stockholders, as applicable, all of the Installment Shares contained in such Installment Payment, and shall use its reasonable best efforts to cause such registration statement to be declared effective as soon as possible after its filing date (each such registration statement being referred to herein as a “Registration Statement” and the Installment Shares included therein being referred to as the “Registered Shares”); provided, however, that if Buyer shall furnish to Seller or the Stockholders, as applicable, a certificate signed by the President and Chief Executive Officer of Buyer stating that in the good-faith judgment of the Board of Directors of Buyer it would be detrimental to Buyer and its stockholders for the registration statement in respect of such Installment Shares to be filed and it is therefore essential to defer the filing of such registration statement, Buyer shall have the right to defer such filing for up to one hundred twenty (120) days after the date of payment of such Installment Payment.

(b)          Buyer shall use its reasonable best efforts to register the Registered Shares for public sale in accordance with the methods of disposition specified by Seller or the Stockholders, as applicable, to Buyer at any time before the fifth (5th) business day prior to the date of the Installment Payment in respect of which such Registered Shares were issued. If any such method of disposition shall be an underwritten public offering, the holders of a majority of the Registered Shares requesting such method of distribution shall be entitled to designate the managing underwriter for such offering, subject to the reasonable approval of Buyer. Other possible underwriters for the offering may be selected by Seller or other such requesting Stockholders, as applicable, subject to reasonable approval by Buyer and to the customary discretion of managing underwriters with respect to such matters.

(c)          Buyer shall be entitled to include in any Registration Statement, for sale in a manner consistent with the method(s) of disposition specified therein, shares of Buyer’s common stock to be sold by or for the account of other Persons who may then be holding “piggyback” registration rights.

(d)          Whenever Buyer is required under Section 7.9(a) hereof to use its reasonable best efforts to effect the registration of any of the Installment Shares under the Securities Act, Buyer will:

(i)
prepare and file with the Securities and Exchange Commission (the “Commission”) a Registration Statement (which shall be on Form S-3, unless Form S-3 is unavailable to Buyer, in which case such Registration Statement shall be on another appropriate form promulgated by the Commission), cause such Registration Statement to become effective, and use its reasonable best efforts to cause such Registration Statement to remain effective for a period of one hundred eighty (180) days;

(ii)
prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period referred to in clause (i) above and to comply with the provisions of the Securities Act with respect to the disposition of all Registered Shares covered by such Registration Statement, in accordance with the intended method or methods of disposition set forth in such Registration Statement, for such period;

(iii)	furnish such number of prospectuses and other documents incident thereto as the participating holders of Registered Shares from time to time may reasonably request;

(iv)	use its reasonable best efforts to register or qualify, or to secure an exemption therefrom, the Registered Shares covered by such

Registration Statement under the securities or blue sky laws of such jurisdictions (up to an aggregate maximum of five (5), and excluding jurisdictions in which an exemption is readily available) as the sellers of Registered Shares shall reasonably request; provided, however, that the foregoing shall not obligate Buyer to qualify to do business, or to subject itself to service of process generally, in any jurisdiction in which it is not otherwise so qualified or subject;

(v)
if the offering is underwritten, use its reasonable best efforts to furnish, at the request of any seller of Registered Shares, on the date that Registered Shares are delivered to the underwriter(s) for sale pursuant to such registration: (A) an opinion of counsel representing Buyer for the purposes of such registration, addressed to such seller (and to such underwriter(s), if any), stating that such Registration Statement has become effective under the Securities Act, and further stating that, to the knowledge of such counsel, (y) no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act and (z) the Registration Statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need express no opinion as to financial statements, other financial information or any statistical or similar data contained therein), and (B) a “cold comfort” letter from the independent public accountants of Buyer, addressed to such seller (and to such underwriter(s), if any), in customary form and covering matters of the type customarily covered by such letters;

(vi)
use its reasonable best efforts to cause all such Registered Shares to be listed or qualified on each securities exchange or inter-dealer quotation system on which similar securities issued by Buyer are then listed or qualified on the basis such securities are listed or qualified; and

(vii)
if the offering is underwritten, enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the sellers of the Registered Shares being sold or the underwriter(s), if any, reasonably request in order to expedite or facilitate the disposition of such Registered Shares.

(e)          Each seller of Installment Shares participating in a Registration Statement shall furnish in writing to Buyer such information regarding such seller and the distribution proposed by such seller as Buyer may reasonably request in writing and as shall be reasonably required in connection with such Registration Statement, and Buyer shall not be required to include such seller’s respective Installment Shares in any such Registration Statement unless such information shall have been provided.

(f)          All Registration Expenses (as defined below) incurred in connection with any Registration Statement shall be borne by Buyer; and each participating seller of Registered Shares shall bear such seller’s respective Selling Expenses (as defined below); provided, however, that if any jurisdiction in which such securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by the participating sellers of

Registered Shares, then each such participating seller shall bear such seller’s respective portion of such expenses. “Registration Expenses” means all expenses incurred by Buyer in complying with its obligations under this Section 7.9, including, without limitation, all registration and filing fees; printing expenses; fees and disbursements of counsel for Buyer; state “blue sky” fees and expenses; and accountants’ expenses, including without limitation any special audits incident to or required by any such Registration Statement; but excluding the compensation of regular employees of Buyer, which shall be paid in any event by Buyer, and excluding also any expenses of counsel for the participating sellers of Registered Shares, which shall be paid by such participating sellers. “Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registered Shares.

(g)          Regarding any Registration Statement:

(i)
With respect to the sellers of Registered Shares participating therein, Buyer shall indemnify such holders, and each of the officers, directors and partners of each such holder, each Person controlling (as defined in Section 7.9(g)(v)) each such seller, each of such controlling Person’s officers, directors and partners, and shall also indemnify each underwriter, if any, and each Person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in such Registration Statement or in any related prospectus, offering circular or other document, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, or any violation by Buyer of any rule or regulation promulgated under the Securities Act applicable to Buyer and relating to action or inaction required of Buyer in connection with such Registration Statement, and shall reimburse such sellers, and each of the officers, directors and partners of each such seller, each Person controlling (as defined in Section 7.9(g)(v)) each such seller, each of such controlling Person’s officers, directors and partners, each such underwriter, and each Person who controls such underwriter, for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that Buyer shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon written information furnished to Buyer in an instrument duly executed by a participating holder of Registered Shares, the underwriter or any such other party seeking to be indemnified, where such information was provided specifically for use in such Registration Statement or related prospectus, offering circular or document.

(ii)
Each participating seller of Registered Shares shall, severally and not jointly, indemnify Buyer, each of its directors and officers, each Person who controls (as defined in Section 7.9(g)(v)) Buyer, and each of such controlling Person’s officers, directors and partners, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in such Registration Statement or related prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, and shall reimburse Buyer, its directors, officers, partners and control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Buyer by any such participating seller specifically for use therein.

(iii)
Each party entitled to indemnification under this Section 7.9(g) (the “Section 7.9 Indemnified Party”) shall give notice to the party required to provide indemnification (the “Section 7.9 Indemnifying Party”) promptly after such Section 7.9 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Section 7.9 Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Section 7.9 Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Section 7.9 Indemnified Party (whose approval shall not be withheld unreasonably), and the Section 7.9 Indemnified Party may participate in such defense at such Section 7.9 Indemnified Party’s expense. The failure of any Section 7.9 Indemnified Party to give notice as provided herein shall relieve the Section 7.9 Indemnifying Party of its obligations under this Section 7.9(g) only if such failure is prejudicial to the ability of the Section 7.9 Indemnifying Party to defend such action, and only then to the extent so prejudiced, and such failure shall in no event relieve the Section 7.9 Indemnifying Party of any liability that he or it may have to any Section 7.9 Indemnified Party otherwise than under this Section 7.9. No Section 7.9 Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Section 7.9 Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Section 7.9 Indemnified Party of a release from all liability with respect to such claim or litigation.

(iv)
If the indemnification provided in Section 7.9(g)(i) or Section 7.9(g)(ii) is unavailable for any reason, the Section 7.9 Indemnifying Party agrees to contribute to the claims, losses, damages and liabilities of the Section 7.9 Indemnified Party in the proportion appropriate to reflect (A) the relative benefits received by the Section 7.9 Indemnified Party, on the one hand, and the Section 7.9 Indemnifying Party, on the other hand, in connection with the transaction(s) from which such claims, losses, damages or liabilities arose, (B) the relative fault of the Section 7.9 Indemnifying Party, on the one hand, and the Section 7.9 Indemnified Party, on the other, in connection with such claims, losses, damages or liabilities, and (C) any other relevant equitable considerations. The relative fault of the Section 7.9 Indemnifying Party, on the one hand, and of the Section 7.9 Indemnified Party, on the other hand, shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information, opportunity to correct or prevent the circumstances resulting in such claims, losses, damages or liabilities, and whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Section 7.9 Indemnifying Party or other conduct by the Section 7.9 Indemnifying Party (or its employees or other agents), on the one hand, or by the Section 7.9 Indemnified Party, on the other hand.

(v)	For purposes of this Section 7.9, the term “control” shall have the meaning assigned thereto under the Securities Act.

(h)          Upon receipt of any notice from Buyer of the happening of a Material Event (as defined below), each seller of Registered Shares participating in a Registration Statement shall forthwith discontinue disposition of Registered Shares pursuant to the then-current prospectus until: (i) such seller is advised in writing by Buyer that a new registration statement covering the offer of Registered Shares has become effective under the Securities Act; (ii) such seller receives copies of any required supplemented or amended prospectus; or (iii) such seller is advised in writing by Buyer that the use of the prospectus may be resumed; provided, however, that Buyer shall use its reasonable best efforts to cure any such misstatement, omission or event that is applicable to the Registration Statement as soon as reasonably practicable after delivery of such notice of the happening of a Material Event. Such periods of discontinued use of the Registration Statement shall not exceed one hundred twenty (120) days in any three hundred sixty-five (365) day period, and the one hundred eighty (180) day time period set forth in Section 7.9(d)(i) hereof shall be extended for such number of days as the use of such Registration Statement shall be so discontinued. If so directed by Buyer, on the happening of a Material Event, each holder of Registered Shares participating in the applicable Registration Statement will deliver to Buyer (at Buyer’s expense) all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registered Shares current at the time of receipt of such notice. For purposes of this Section 7.9, “Material Event” means any event as a result of which any prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i)          A holder of Installment Shares shall not have any rights to participate in a registration pursuant to this Section 7.9 herein with respect to any Installment Shares that are eligible for sale pursuant to Rule 144 or Rule 145 under the Securities Act.

(j)          Nothing contained herein shall limit or restrict the Company’s right to grant registration rights to other Persons.

ARTICLE VIII

CLOSING DELIVERIES

8.1          Seller’s Closing Deliveries. In accordance with the provisions of Section 3.2(b) hereof, Seller hereby delivers, or has previously delivered, to Buyer the following:

(a)	a certificate signed by an authorized officer of Seller to the effect that:

(i)
the representations and warranties of Seller set forth in this Agreement are true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) as of the Closing Date; and

(ii)	Seller has performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing;

(b)	an executed certificate of an authorized officer of Seller as to:

(i)	the approval of the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Acquisition and the other transactions contemplated hereby and thereby;

(ii)	the corporate status of Seller; and

(iii)	the incumbency and true signatures of the officers of Seller who executed this Agreement or will execute any other Transaction Document contemplated hereby on behalf of Seller.

(c)
all registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications and waivers listed on Schedule 4.5, in form and substance reasonably satisfactory to Buyer and its counsel;

(d)
a Bill of Sale, General Assignment and Conveyance with respect to the Acquired Assets, in the form attached hereto as Exhibit A, duly executed by Seller, title certificates for each certificated asset that is an Acquired Asset, and such other instruments as may be reasonably requested by Buyer to transfer full legal and beneficial ownership of the Acquired Assets to Buyer, free and clear of Encumbrances, other than Permitted Encumbrances (the “Bill of Sale”);

(e)
a counterpart of the Assignment and Assumption Agreement, in the form attached hereto as Exhibit B, duly executed by Seller, whereby Seller assigns, and Buyer assumes, the Assumed Liabilities (the “Assignment and Assumption Agreement”);

(f)	evidence, reasonably satisfactory to Buyer, that all of the restricted stock of Seller, par value $0.0001 per share, described on Schedule 4.3(a) has become fully vested; and

(g)
such other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Buyer may reasonably request, in form and substance reasonably satisfactory to Buyer and its counsel.

8.2          Stockholders’ Closing Deliveries. In accordance with the provisions of Section 3.2(b) hereof, each Stockholder (severally and not jointly) hereby delivers, or has previously delivered, to Buyer the following (as applicable):

(a)	a certificate signed by the Stockholders to the effect that:

(i)
the representations and warranties of the Stockholder for itself, himself or herself only set forth in Article V of this Agreement are true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) as of the Closing Date; and

(ii)	the Stockholders have performed in all material respects all obligations required to be performed by it, him or her under this Agreement prior to the Closing;

(b)	services agreements, in the form attached hereto as Exhibit C, duly executed and delivered by each of McFadden and Bolton (the “Services Agreements”);

(c)	restrictive covenant agreements, in the form attached hereto as Exhibit D, duly executed and delivered by each of McFadden and Bolton (the “Restrictive Covenant Agreements”); and

(d)
such other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Buyer may reasonably request, in form and substance reasonably satisfactory to Buyer and its counsel.

8.3          Buyer’s Closing Deliveries. In accordance with the provisions of Section 3.2(a) hereof, Buyer hereby delivers, or has previously delivered, to Seller and the Stockholders the following:

(a)	a certificate signed by an authorized officer of Buyer to the effect that:

(i)
the representations and warranties of Buyer set forth in this Agreement are true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) as of the Closing Date; and

(ii)	Buyer has performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date;

(b)	a certificate of the Secretary of Buyer as to:

(i)	the approval of the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Acquisition and the other transactions contemplated hereby and thereby;

(ii)	the corporate status of Buyer; and

(iii)	the incumbency and true signatures of the officers of Buyer who executed this Agreement or will execute any other Transaction Document contemplated hereby on behalf of Buyer;

(c)	a counterpart of the Bill of Sale, duly executed by Buyer;

(d)	a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;

(e)	counterparts of the Services Agreements, duly executed by Buyer;

(f)	counterparts of the Restrictive Covenant Agreements, duly executed by Buyer; and

(g)	the Acquisition Shares and payments as described in, and in accordance with, Section 3.2(a)(i)-(iii) hereof.

ARTICLE IX

INDEMNIFICATION

9.1          Survival. (a) All representations and warranties of Buyer, Seller and the Stockholders contained herein, and all claims in respect of any breach hereof, shall survive the Closing and any investigation conducted by or on behalf of Buyer, Seller or the Stockholders.

(b)          All covenants, agreements and obligations of Buyer, Seller and the Stockholders contained herein which by their terms are to be performed after the Closing shall survive the Closing and not expire unless otherwise provided in this Agreement.

9.2          Seller’s and Stockholders’ Indemnification Obligations. (a) Subject to the provisions of this Article IX, Seller and the Stockholders shall, indemnify and hold harmless Buyer and its Affiliates, and each of Buyer’s officers, directors, employees, representatives and agents (collectively, the “Buyer Indemnified Parties”) in respect of any and all Losses incurred by any Buyer Indemnified Party as a result of any:

(i)
breach or inaccuracy of any representation or warranty made by Seller in this Agreement or any other Transaction Document (other than any Transaction Document entered into in connection with Section 7.9 hereof);

(ii)
breach of any covenant, agreement or undertaking made by Seller in this Agreement or any other Transaction Document (other than those covenants, agreements and undertakings set forth in such Transaction Documents, if any, as are entered into in connection with Section 7.9 hereof);

(iii)
past, present or future claim by, on behalf of or with respect to, and any obligation or liability or loss relating to, current or former employees of Seller arising from or related to their employment with Seller, including termination of their employment with Seller, any claim for unfair labor practices or any obligation with respect to any Seller Benefit Plan;

(iv)
brokerage or finders’ fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any Stockholder (or any Person acting on their behalf) in connection with the Acquisition; or

(v)	liability or obligation of Seller or the Stockholders of any nature whatsoever, other than the Assumed Liabilities.

(b)          Each Stockholder for itself, himself or herself only, shall indemnify and hold harmless the Buyer Indemnified Parties in respect of any and all Losses incurred by any Buyer Indemnified Party as a result of any: (i) breach or inaccuracy of any representation or warranty made by such Stockholder in Article V of this Agreement or any other Transaction Document (other than any Transaction Document entered into in connection with Section 7.9 hereof); or (ii) breach by such Stockholder of any covenant, agreement or undertaking made by such Stockholder in this Agreement or any other Transaction Document to which it is a party (other than any Transaction Document entered into in connection with Section 7.9 hereof).

(c)          (i)          The Buyer Indemnified Parties shall be entitled to indemnification under Section 9.2(a)(i), Section 9.2(a)(ii) and Section 9.2(b) for Losses up to an aggregate amount equal to Fourteen Million Dollars ($14,000,000), less an amount equal to the lesser of (A) the aggregate federal, state and local income taxes actually paid by Seller in respect of the Closing Cash Price, the Acquisition Shares and any Installment Payments received by Seller prior to the date such Losses become due and payable to the Buyer Indemnified Parties hereunder, plus the aggregate federal, state and local income taxes actually paid by the Stockholders in the aggregate in respect of any portion of the Purchase Price which is paid directly by Buyer to the Stockholders or which is received by Seller and distributed to the Stockholders prior to the date such Losses become due and payable to the Buyer Indemnified Parties hereunder, and (B) sixty-two percent (62%) of the amount of the Closing Cash Price, the Acquisition Shares and any Installment Payments actually paid by Buyer prior to the date such Losses become due and payable to the Buyer Indemnified Parties hereunder (the “Indemnification Amount”); provided, however, that in no event will the limitations in this Section 9.2(c)(i) apply to the Buyer Indemnified Parties’ right to indemnity for claims arising out of fraud or intentional misrepresentation.

(ii)          In the event that the amount of indemnifiable Losses to which the Buyer Indemnified Parties are entitled under Section 9.2(a)(i), Section 9.2(a)(ii) and Section 9.2(b) exceeds the Indemnification Amount, each of McFadden and Bolton shall, severally and not jointly and subject to the provisions of Section 9.2(f) hereof, be obligated for such excess Losses up to an aggregate additional amount equal to (A) Three Million Dollars ($3,000,000), less (B) an amount equal to one-half of the aggregate federal, state and local income taxes actually paid by McFadden and Bolton in respect of the payments made to them under their respective Restrictive Covenant Agreements prior to the date such Losses become due and payable to the Buyer Indemnified Parties hereunder (the “Indemnification Supplement Amount”); provided, however, that in no event will the limitations in this Section 9.2(c)(ii) apply to the Buyer Indemnified Parties’ right to indemnity for claims arising out of fraud or intentional misrepresentation. For the avoidance of doubt, the Indemnification Supplement Amount shall be available, and paid concurrently with, the Indemnification Amount as necessary to fully indemnify the Buyer Indemnified Parties hereunder. The Buyer Indemnified Parties shall seek indemnification out of the Indemnification Supplement Amount equally from Bolton and McFadden for each applicable Loss.

(d)          Except as set forth in Section 9.2(c)(ii), the maximum aggregate monetary liability of any Stockholder (other than Southern California Gas Company) to indemnify and hold harmless the Buyer Indemnified Parties for any Loss pursuant to Section 9.2(a) (except in cases of fraud or intentional violation of Law) shall be limited to an amount equal to such Stockholder’s Pro Rata Share of the amount of such Loss. Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate monetary liability of Southern California Gas Company to indemnify and hold harmless the Buyer Indemnified Parties for any and all Losses pursuant to Section 9.2: (a) shall be limited to an amount equal to Southern California Gas Company’s Pro Rata Share of the amount of each such Loss; and (b) shall be limited to an aggregate of Eight Hundred Fifty-Nine Thousand Three Hundred Seventy-Five Dollars ($859,375) for all such Losses; provided, however, that notwithstanding anything in this Agreement to the contrary, Southern California Gas Company shall have no obligation to indemnify or hold harmless any Buyer Indemnified Parties with respect to any Losses as a result of any of the events, occurrences or circumstances described in Sections 9.2(a)(iii), (iv) and (v).

(e)          Seller’s and the Stockholders’ indemnification obligations under this Section 9.2 shall terminate on the first anniversary of the Closing Date; provided, however, that such period shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made before expiration of such period, but not resolved prior to its expiration. Subject to the provisions of this Article IX, liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

(f)          Any indemnified Losses incurred by a Buyer Indemnified Party for which Seller or any Stockholder is liable under this Section 9.2 shall be first paid by offset against, or reduction of, any payments due to Seller or any Stockholders hereunder or otherwise; provided, however, that if the amount of such Losses exceeds the amount of funds remaining to be paid to Seller or any Stockholders hereunder or otherwise, the Buyer Indemnified Party may claim the amount of such excess directly against Seller or such Stockholder, subject to the limitations of Section 9.2(c) and Section 9.2(d) hereof.

(g)          The remedies provided for in this Article IX shall be the Buyer Indemnified Parties’ exclusive remedy against Southern California Gas Company with respect to all claims arising pursuant to or as a result of this Agreement and the transactions contemplated hereby, including without limitation for any breach of representation or warranty or breach of covenant by Southern California Gas Company under this Agreement, and no Buyer Indemnified Party shall pursue or seek to pursue any other remedy against the Southern California Gas Company (other than injunctive relief, specific performance or similar equitable relief).

9.3          Buyer’s General Indemnification Obligations. (a) Buyer shall indemnify and hold harmless Seller and the Stockholders and each of their respective officers, directors, employees, representatives and agents (collectively, the “Seller Indemnified Parties”) in respect of any and all Losses incurred by any Seller Indemnified Party as a result of any:

(i)
breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any other Transaction Document (other than any Transaction Document entered into in connection with Section 7.9 hereof);

(ii)
breach of any covenant, agreement or undertaking made by Buyer in this Agreement or any other Transaction Document (other than any Transaction Document entered into in connection with Section 7.9 hereof);

(iii)
brokerage or finders’ fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on Buyer’s behalf) in connection with the Acquisition; or

(iv)	liability or obligation of Buyer that arises out of Buyer’s operation of the Business or use of the Acquired Assets following the Closing.

(b)          The Seller Indemnified Parties shall be entitled to indemnification under Section 9.3(a)(i) and Section 9.3(a)(ii) for Losses up to an aggregate amount equal to the Purchase Price;

provided, however, that in no event will the foregoing apply to the Seller Indemnified Parties’ right to indemnity for claims arising out of fraud or intentional misrepresentation.

(c)          Buyer’s indemnification obligations under this Section 9.3 shall terminate on the first anniversary of the Closing Date; provided, however, that such period shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made before expiration of such period, but not resolved prior to its expiration. Subject to the provisions of this Article IX, liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

9.4          Indemnification Procedures for General Indemnity Claims. (a) Promptly after receipt by a Buyer Indemnified Party or Seller Indemnified Party of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Buyer Indemnified Party or Seller Indemnified Party may be entitled to receive indemnification pursuant to Section 9.2 or Section 9.3, as applicable (for purposes of this Article IX, such Buyer Indemnified Party or Seller Indemnified Party being referred to as the “Indemnitee”), the Indemnitee will notify the Person from which it seeks indemnification (for purposes of this Article IX, the “Indemnitor”) of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnitor will relieve the Indemnitor from liability under this Article IX with respect to such claim only if, and only to the extent that, such failure to notify the Indemnitor results in the forfeiture by the Indemnitor of rights and defenses otherwise available to the Indemnitor with respect to such claim. The Indemnitor will have the right, upon written notice delivered to the Indemnitee within thirty (30) days thereafter assuming full responsibility for any Losses resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of the fees and disbursements of such counsel. In any audit, investigation, action or proceeding for which the Indemnitor has assumed the defense, the Indemnitee will have the right to participate in such matter and to retain its own counsel at the Indemnitee’s own expense. The Indemnitor will at all times use reasonable best efforts to keep the Indemnitee reasonably apprised of the status of the defense of any matter the defense of which the Indemnitor has assumed and to cooperate in good faith with the Indemnitee with respect to the defense of any such matter. If the Indemnitor does not assume the defense of a particular audit, investigation, action or proceeding, the Indemnitee may defend against such audit, investigation, action or proceeding in any manner it reasonably may deem appropriate, including with counsel of its choice, without prejudice to its indemnification rights under this Article IX, and the reasonable fees and expenses of the Indemnitee’s counsel shall be borne by the Indemnitor and shall be paid directly by it from time to time. Notwithstanding anything to the contrary in this Section 9.4(a), if in any audit, investigation, action or proceeding for which the Indemnitor has assumed the defense the defendants include the Indemnitee and the Indemnitor, and the Indemnitee shall have been advised in writing by its counsel that there may be material legal defenses available to it inconsistent with those available to the Indemnitor, or if the Indemnitee shall have been advised in writing by its counsel that a conflict of interest exists between it and the Indemnitor with respect to such audit, investigation, action or proceeding or the defense thereof, then in either case, the Indemnitee shall have the right to employ its own counsel in such action, and in such case the reasonable fees and expenses of the Indemnitee’s counsel shall be borne by the Indemnitor and shall be paid by it from time to time within thirty (30) days of receipt of appropriate invoices therefore.

(b)          No Indemnitee may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnitor, unless (i) the Indemnitor fails to assume and maintain the defense of such claim pursuant to Section 9.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnitor and its officers, directors, employees and Affiliates from all liability arising out of such claim.

(c)          An Indemnitor may not, without the prior written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnitee and its officers, directors, employees and Affiliates from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnitee and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnitee or any of the Indemnitee’s Affiliates.

(d)          Subject to the provisions of this Article IX, Indemnitor shall pay or reimburse the Indemnitee for the full amount of any Loss relating to any claim, audit, investigation, action or proceeding brought against the Indemnitee by a third party, within five (5) business days after the Indemnitor’s liability for such loss is deemed final by mutual written agreement of the Indemnitor and Indemnitee, or by order of a court of competent jurisdiction that is not subject to appeal, reconsideration or review.

9.5          Indemnification Procedures for Other General Indemnity Claims. If an Indemnitee notifies an Indemnitor of any claim for indemnification hereunder that does not involve a third party claim, the Indemnitor shall, within thirty (30) days after the date of such notice and subject to the provisions of this Article IX, pay to the Indemnitee the amount of Losses payable pursuant to this Article IX and shall thereafter pay any other Losses payable pursuant to this Article IX and arising out of the same matter on demand, unless the Indemnitor disputes in writing its liability for, or the amount of, any such Losses within such thirty (30) day period, in which case such payment shall be made as provided above in respect of any matters not so disputed and, and any Losses in respect of the matters so disputed shall be paid within five (5) business days after any determination (by mutual agreement, litigation, arbitration or otherwise) that the Indemnitee is liable therefor pursuant to this Article IX.

9.6         Buyer’s Specific Indemnification Obligations. Buyer shall, in addition to its obligations under Section 9.3 hereof, indemnify and hold harmless McFadden and Bolton for such Losses and in such manner as are set forth on Schedule 9.6 hereto.

ARTICLE X

MISCELLANEOUS

10.1        Notices. All notices, objections, requests, claims, demands, and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or, if delivered by courier service, when actually received by the party to whom notice is sent (or upon confirmation of receipt received by the sender), or (b) if delivered by mail (whether actually received or not), at the close of business on the third (3rd) business day next following the day when placed in the mail, postage prepaid, certified or registered, return receipt requested addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

to Buyer:

TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
Attn: Richard E. Perlman
Telephone: (678) 987-1700
Facsimile: (678) 987-1750

with a required copy to:

Kilpatrick Stockton LLP
1100 Peachtree Street
Suite 2800
Atlanta, Georgia 30309
Attn: Reinaldo Pascual
Telephone: (404) 815-6500
Facsimile: (404) 815-6555

to Seller:

Global Appliance Technologies, Inc.
1103 Concord Avenue
Southlake, Texas 76092
Attn: David A. Bolton
Telephone: (817) 421-3431
Facsimile: (817) 421-6392

to the Stockholders:

David H. McFadden
9 Pine Knoll Road
Lexington, MA 02420
Telephone: (781) 771-0035
Facsimile: (781) 863-0691

and

David A. Bolton
1103 Concord Avenue
Southlake, TX 76092
Telephone: (817) 821-3956
Facsimile: (817) 421-6392

with a copy to:

Fish & Richardson P.C.
12390 El Camino Real
San Diego, California 92130
Attn: Edith Bauer
Telephone: (858) 678-5070
Facsimile: (858) 678-5099

10.2        Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants with respect to such subject matter, except as specifically set forth herein or therein.

10.3        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment or transfer by any party of such party’s rights and obligations under this Agreement will be made except with the prior written consent of the other parties to this Agreement; provided, however, that Buyer shall, without the obligation to obtain the prior written consent of any other party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one (1) or more its Affiliates, and shall, prior to any such assignment, provide written notice thereof to Seller and the Stockholders.

10.4        Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.5        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Georgia as applied to agreements among residents of Georgia made and to be performed entirely within the State of Georgia, and without regard to the conflicts of law principles as may otherwise be applicable.

10.6        Dispute Resolution. (a) Except as specifically provided in Section 10.6(d), any dispute, claim, question, or disagreement arising out of or relating to this Agreement shall be solely and finally settled by binding arbitration in accordance with the provisions of the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”) by a panel of three arbitrators selected in accordance with the Arbitration Rules (which arbitrators shall be generally knowledgeable in corporate transactions, mergers and acquisitions, intellectual property law and the protection of intellectual property).

(b)          The parties agree that, unless otherwise selected by mutual agreement, any arbitration proceeding hereunder shall be brought in Chicago, Illinois.

(c)          Judgment on the award of the arbitrators may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought.

(d)          Any party hereto may, without inconsistency with this Agreement (including this Section 10.6), seek from a court any interim or provisional relief, including injunctive or other equitable relief, that may be necessary to protect the rights or property of that party pending the selection of the arbitrators or pending the arbitrators’ determination of the merits of the controversy, or to otherwise enforce the provisions of this Agreement, without first seeking or obtaining any decision of arbitrators under this Section 10.6, even if a similar or related matter has already been referred to arbitration in accordance with the terms of this Section 10.6.

10.7        Specific Performance. Seller and the Stockholders, on the one hand, and Buyer, on the other hand, acknowledge and agree that Seller and the Stockholders, or Buyer, as applicable, would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Seller and the Stockholders, on the one hand, and Buyer, on the other hand, agree that Seller or any Stockholder, or Buyer, as applicable, shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

10.8        Counterparts and Signature by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Agreement for purposes of execution or otherwise, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any notice required thereof.

10.9        Attorneys’ Fees. Should any litigation or arbitration be commenced between the parties hereto concerning this Agreement, the party prevailing in such litigation or arbitration shall be entitled, upon final judgment and expiration of all appeals, in addition to such other relief as may be granted, to a reasonable sum for attorneys’ fees and costs in such litigation or arbitration, which shall be determined by the court or arbitrator, as the case may be.

10.10        Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.11        Amendments; Waivers; Delays or Omissions. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by Buyer, Seller and the Stockholders. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach, default or noncompliance of another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party of any breach, default or noncompliance under this Agreement or any waiver on any party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement or otherwise afforded to a party shall be cumulative and not alternative.

10.12        Remedies Cumulative. No right, remedy, or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies, and elections available at law or in equity.

10.13        Construction. Seller, the Stockholders and Buyer have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Seller, the Stockholders and Buyer and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.14        Mutual Release of Officers, Directors and Stockholders Seller. Each Stockholder, for himself or itself, and his or its heirs, executors, administrators, successors and assigns, or any of them hereby releases, and forever discharges each officer, director and Stockholder of Seller (all such persons hereinafter referred to individually and collectively as “Releasees”), of all and from all claims, demands, actions and causes of action, whether known or unknown, contingent or otherwise, which the Stockholders, or any one or more them, have had, may now have, or in the future may have, against the Releasees, or any one or more of them, and which are based upon, arise out of, or are in any way connected with this Agreement, any negotiations relating hereto, and any and all other matters relating to the conduct and operation of the Business, on or prior to the date hereof.

10.15        Appointment of Stockholder Agents. Each Stockholder (other than Southern Californai Gas Company) hereby appoints McFadden and Bolton, and each of them, as his, her or its agents and attorneys-in-fact (except that this shall not create an attorney-client relationship), for and on such Stockholder’s behalf, to act as such Stockholder’s agents for all matters involving this Agreement following the Closing, with full power and authority to, among other things, take action on behalf of Seller or any such Stockholder in connection with the indemnification provisions of Article IX hereof. Each Stockholder (other than Southern California Gas Company) hereby agrees that the appointment of Messrs. Bolton and McFadden as agents and attorneys-in-fact (except that this shall not create an attorney-client relationship) is coupled with an interest and shall be irrevocable except as provided by Law.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed and caused this Agreement to be executed and delivered on the date first above written.

BUYER:

TurboChef Technologies, Inc.

By: /s/ Richard E. Perlman
       Richard E. Perlman
       Chairman

SELLER:

Global Appliance Technologies, Inc.

By: /s/ David A. Bolton
       David A. Bolton
       President

STOCKHOLDERS:

/s/ David H. McFadden
David H. McFadden

/s/ David A. Bolton
David A. Bolton

Southern California Gas Company

By: /s/ Richard M. Morrow
       Richard M. Morrow
       Vice President, Customer Services

/s/ Phil FitzGerald
Phil FitzGerald

[signatures continued on following page]

[signatures continued from previous page]

__________________ Peter J. Carbone /s/ Mike D. Gibbs Mike D. Gibbs /s/ Edith A. Bauer Edith A. Bauer /s/ James E. Walton James E. Walton /s/ Steve Barber Steve Barber